Exhibit 99.1

AT ANDREA ELECTRONICS

Corisa L. Guiffre, Chief Financial Officer

(631) 719-1800

(800) 707-5779

FOR IMMEDIATE RELEASE

February 26, 2004

ANDREA ELECTRONICS COMPLETES FIRST TRANCHE OF CAPITAL FINANCING

Follows Mezzanine To Equity Conversion By Injecting $1.25 Million Of Cash Into Company

Melville, New York, February 26, 2004 – Andrea Electronics Corporation (AMEX: AND) announced today that it entered into a Securities Purchase Agreement on February 20, 2004 with the third party investors, who now own the outstanding shares of the Company’s Series C Convertible Stock, and other investors (collectively, the “Buyers”). These Buyers purchased on February 23, 2004, for a purchase price of $1,250,000, 1,250,000 shares of Series D Convertible Preferred Stock (the “Series D Preferred Stock”), convertible into 5,000,000 shares of common stock (an effective conversion price of $0.25 per share) and Warrants exercisable for an aggregate of 2,500,000 shares of common stock. The Warrants are exercisable after August 23, 2004 and before February 23, 2009 at an exercise price of $0.38 per share.

In addition, subject to approval by the Company’s stockholders and registration with the U.S. Securities and Exchange Commission of the common shares underlying the Series D Preferred Stock and Warrants, the Buyers would then purchase for an additional $1,250,000, an additional 1,250,000 shares of Series D Preferred Stock convertible into 5,000,000 shares of common stock (an effective conversion price of $0.25 per share) and Warrants to purchase an additional 2,500,000 shares of common stock. These Warrants will have an exercise price equivalent to the closing price of the Company’s common stock on the trading day prior to their issuance, will be exercisable at any time after six months from issuance and will have a term of five years.

Knightsbridge Capital served as a financial advisor to the Company in connection with the balance sheet restructuring and capital financing transactions discussed in this, and in our February 17, 2004, press release.

“As previously announced on February 17, 2004, we successfully converted a restrictive mezzanine position in our Company into permanent equity thereby paving the way for new financings,” stated Paul E. Donofrio, President and Chief Executive Officer. “This initial $1.25 Million, and anticipated follow on $1.25 Million, cash infusion permits us to continue to implement our strategies through the balance of this fiscal year. With the first part of this critical financing behind us, more of our energies and initiatives will be directed towards the sale of our products into the markets that we serve,” Mr. Donofrio concluded.

About Andrea Electronics

Andrea Electronics Corporation designs, develops and manufactures audio technologies and equipment for enhancing applications that require high performance and high quality voice input. The Company’s patented Digital Super Directional Array (DSDA®), patent-pending Directional Finding and Tracking Array (DFTA®), patented PureAudio®, and patented EchoStop™ far-field microphone technologies enhance a wide range of audio products to eliminate background noise and ensure the optimum performance of voice applications. Visit Andrea Electronics’ website at www.AndreaElectronics.com or call 1-800-707-5779.

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “seeks,” variations of such words, and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve matters that are subject to certain risks, uncertainties and assumptions that are difficult to predict, including economic, competitive, governmental, technological and other factors, that may affect the business and prospects of Andrea Electronics Corporation (the “Company”). The Company cautions investors about the following significant factors, which, among others, have in some cases affected the Company’s actual results and are in the future likely to affect the Company’s actual results and could cause them to differ materially from those expressed in any forward- looking statements: the rate at which Andrea Anti-Noise, DSDA, DFTA and other Andrea technologies are accepted in the marketplace; the competitiveness of Andrea Anti-Noise, DSDA, DFTA and other Andrea products in terms of technical specifications, quality, price, reliability and service; the sufficiency of the Company’s funds for research and development, marketing and general and administrative expenses; infringement and other disputes relating to patents and other intellectual property rights held or licensed by the Company or third parties; the Company’s continuing ability to enter and maintain collaborative relationships with other manufacturers, software authoring and publishing companies, and distributors; the emergence of new competitors in the marketplace; the Company’s ability to compete successfully against established competitors with greater resources; the uncertainty of future governmental regulation; the Company’s ability to obtain additional funds; and general economic conditions. No assurance can be given that the Company will achieve any material sales or profits from the products introduced in this release. These and other similar factors are discussed under the heading “Cautionary Statement Regarding Forward-looking statements” included in the Management’s Discussion and Analysis of Financial Condition and Results of Operations in the Company’s Annual Report on Form 10-K and in the Company’s Annual Report to shareholders, and in documents subsequently filed by the Company with the Securities and Exchange Commission.